                                                                      EXHIBIT 99
                                                           ALLETE 2006 Form 10-K
[ALLETE LOGO]

                                            For Release:       February 16, 2007
                                            CONTACT:           Eric Olson
                                                               218-723-3947
                                                               eolson@allete.com

                                            INVESTOR           Tim Thorp
                                            CONTACT:           218-723-3953
                                                               tthorp@allete.com
NEWS
                  ALLETE REPORTS 2006 EARNINGS INCREASE OF 23%;
                        HIGHER EARNINGS PROJECTED IN 2007

ALLETE, Inc. (NYSE: ALE) today reported 2006 earnings from continuing operations of $2.77 per diluted share, compared with 64 cents in 2005. Excluding transactions in 2005 not representative of ongoing operations (described below), 2006 earnings from continuing operations increased 23 percent over the adjusted 2005 diluted earnings per share of $2.26.

ALLETE in 2006 recorded net income of $76.4 million on revenue of $767.1 million, compared to 2005 income of $13.3 million and revenue of $737.4 million. Financial results in 2005 were impacted by three one-time transactions: a $50.4 million after-tax charge for the assignment of the Kendall County power purchase agreement and two non-recurring tax benefits totaling $6.2 million.

Real estate income in 2006 increased 30 percent to $22.8 million, while ALLETE's energy businesses recorded $52.4 million for the year, a 10 percent increase over 2005 excluding the Kendall County charge.

"Increased earnings contributions from both our core real estate and energy businesses resulted in another year of strong earnings growth," said ALLETE Chairman, President and CEO Donald J. Shippar. "ALLETE Properties' performance was on track, with sales contracts closing on schedule. Earnings from our American Transmission Company (ATC) investment began ramping up and energy sales remain at high levels."

Initial returns from ALLETE's ATC investment, the absence of operating losses from Kendall County, and increased demand from Minnesota Power's industrial customers contributed to an earnings increase at ALLETE's energy business in 2006. At the end of 2006, ALLETE had an investment balance of $53.7 million in ATC, representing an ownership interest of approximately seven percent.

ALLETE's higher real estate earnings included recognition of deferred profit from past years' sales at the Town Center at Palm Coast development project, as well as 2006 sales at both the Town Center and Palm Coast Park projects. At the close of 2006, ALLETE Properties had about $114 million in future land sales under contract. ALLETE Properties' third major real estate development, Ormond Crossings, received development order approval late in 2006.

Income at ALLETE's "other" business segment rose by $5.4 million in 2006 compared to 2005 when excluding last year's tax benefits. Higher earnings on cash and short-term investments in 2006 and the absence of impairments in the emerging technology investment portfolio in 2006 versus 2005 contributed to the increase.

                                    - more -

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ALLETE NEWS RELEASE                                                       PAGE 2
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"Earnings growth is a priority for our corporation," Shippar said. "We're proud of the key milestones ALLETE achieved during the year that lay the groundwork for future success." These achievements include:

     - Starting construction on an aggressive air emissions control plan with current cost recovery
     - Purchasing electricity from a new 50-megawatt wind facility in North Dakota and signing an agreement to purchase power from a second 48-megawatt wind facility
     -  Signing a long-term 70-megawatt contract with PolyMet Mining
     - Receiving development order approval for ALLETE Properties' Ormond Crossings real estate project
     - Closing the first sales contracts at ALLETE Properties' Palm Coast Park development.

Shippar noted that the 13 percent dividend increase on ALLETE common stock announced on January 26th reflects the positive outlook for the company's future shared by the board of directors and management.

"We project that in 2007 ALLETE's earnings per share from continuing operations will be in the range of $2.95 to $3.05," Shippar said. "Our portfolio of valuable real estate and the growth prospects in our energy business give us great confidence for 2007 and beyond."

ALLETE's corporate headquarters are located in Duluth, Minnesota. ALLETE provides energy services in the upper Midwest and has significant real estate holdings in Florida. More information about the company is available on ALLETE's Web site at www.allete.com.
            --------------

THE STATEMENTS CONTAINED IN THIS RELEASE AND STATEMENTS THAT ALLETE MAY MAKE ORALLY IN CONNECTION WITH THIS RELEASE THAT ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND INVESTORS ARE DIRECTED TO THE RISKS DISCUSSED IN DOCUMENTS FILED BY ALLETE WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                       ###

            ALLETE - 30 WEST SUPERIOR STREET, DULUTH, MINNESOTA 55802
                                 WWW.ALLETE.COM
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ALLETE NEWS RELEASE                                                       PAGE 3
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
                                                            ALLETE, INC.
                                                  CONSOLIDATED STATEMENT OF INCOME
                                          FOR THE PERIODS ENDED DECEMBER 31, 2006 AND 2005
                                                 Millions Except Per Share Amounts
                                                                                  QUARTER ENDED                 YEAR TO DATE
                                                                               2006           2005           2006          2005
------------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                                             $197.2         $192.3         $767.1        $737.4
------------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
     Fuel and Purchased Power                                                   69.8           71.2          281.7         273.1
     Operating and Maintenance                                                  76.0           81.7          296.0         293.5
     Kendall County Charge                                                         -              -              -          77.9
     Depreciation                                                               12.1           12.1           48.7          47.8
------------------------------------------------------------------------------------------------------------------------------------
         Total Operating Expenses                                              157.9          165.0          626.4         692.3
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME FROM CONTINUING OPERATIONS                                     39.3           27.3          140.7          45.1
------------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)
     Interest Expense                                                           (7.3)          (6.3)         (27.4)        (26.4)
     Other                                                                       6.1            3.4           14.9           1.1
------------------------------------------------------------------------------------------------------------------------------------
         Total Other Expense                                                    (1.2)          (2.9)         (12.5)        (25.3)
------------------------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
     BEFORE MINORITY INTEREST AND INCOME TAXES                                  38.1           24.4          128.2          19.8
MINORITY INTEREST                                                                1.4            0.3            4.6           2.7
------------------------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
     BEFORE INCOME TAXES                                                        36.7           24.1          123.6          17.1
INCOME TAX EXPENSE (BENEFIT)                                                    13.7           (0.1)          46.3          (0.5)
------------------------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                               23.0           24.2           77.3          17.6
LOSS FROM DISCONTINUED OPERATIONS - NET OF TAX                                  (0.4)          (3.2)          (0.9)         (4.3)
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                    $ 22.6         $ 21.0         $ 76.4        $ 13.3
------------------------------------------------------------------------------------------------------------------------------------
AVERAGE SHARES OF COMMON STOCK
     Basic                                                                      27.9           27.5           27.8          27.3
     Diluted                                                                    28.0           27.6           27.9          27.4
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BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK
     Continuing Operations                                                     $0.82          $0.89          $2.78         $0.65
     Discontinued Operations                                                   (0.01)         (0.12)         (0.03)        (0.16)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               $0.81          $0.77          $2.75         $0.49
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DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK
     Continuing Operations                                                     $0.82          $0.88          $2.77         $0.64
     Discontinued Operations                                                   (0.01)         (0.12)         (0.03)        (0.16)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               $0.81          $0.76          $2.74         $0.48
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DIVIDENDS PER SHARE OF COMMON STOCK                                          $0.3625        $0.3150        $1.4500       $1.2450
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

                       CONSOLIDATED BALANCE SHEET
            FOR THE PERIODS ENDED DECEMBER 31, 2006 AND 2005
                                 Millions

                                                  2006          2005
----------------------------------------------------------------------
ASSETS
Cash and Cash Equivalents                       $   44.8      $   89.6
Short-Term Investments                             104.5         116.9
Other Current Assets                               138.4         167.0
Property, Plant and Equipment                      921.6         860.4
Investments                                        189.1         117.7
Discontinued Operations                                -           2.6
Other                                              135.0          44.6
----------------------------------------------------------------------
TOTAL ASSETS                                    $1,533.4      $1,398.8
----------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities                             $  143.5      $  106.7
Long-Term Debt                                     359.8         387.8
Other Liabilities                                  364.3         288.5
Discontinued Operations                                -          13.0
Shareholders' Equity                               665.8         602.8
----------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $1,533.4      $1,398.8
----------------------------------------------------------------------

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ALLETE NEWS RELEASE                                                       PAGE 4
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

                                                                                  QUARTER ENDED                 YEAR TO DATE
                                                                                   DECEMBER 31,                  DECEMBER 31,
ALLETE, INC.                                                                   2006           2005           2006           2005
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS)
Millions

   Regulated Utility <F1>                                                     $13.3          $14.4          $46.8          $45.7
   Nonregulated Energy Operations <F1><F2>                                      0.8           (1.2)           3.7          (48.5)
   ATC                                                                          1.3              -            1.9              -
   Real Estate                                                                  7.1            3.8           22.8           17.5
   Other                                                                        0.5            7.2            2.1            2.9
------------------------------------------------------------------------------------------------------------------------------------
   Income from Continuing Operations                                           23.0           24.2           77.3           17.6
   Loss from Discontinued Operations                                           (0.4)          (3.2)          (0.9)          (4.3)
------------------------------------------------------------------------------------------------------------------------------------
   Net Income                                                                 $22.6          $21.0          $76.4          $13.3
------------------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS (LOSS) PER SHARE
   Continuing Operations <F2>                                                 $0.82          $0.88          $2.77          $0.64
   Discontinued Operations                                                    (0.01)         (0.12)         (0.03)         (0.16)
------------------------------------------------------------------------------------------------------------------------------------
                                                                              $0.81          $0.76          $2.74          $0.48
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
<F1> In 2006, financial  results for ALLETE's Taconite  Harbor Energy Center are included in the Regulated Utility segment. In 2005,
     Taconite Harbor is included in the Nonregulated Energy Operations segment.
<F2> In April 2005, ALLETE  recorded a $50.4 million, or $1.84 per  diluted share, charge  related to the  assignment of the Kendall
     County power purchase agreement.

                                                                                  QUARTER ENDED                 YEAR TO DATE
                                                                                   DECEMBER 31,                  DECEMBER 31,
                                                                               2006           2005           2006           2005
------------------------------------------------------------------------------------------------------------------------------------
STATISTICAL DATA

CORPORATE
   Common Stock
       High                                                                   $47.84         $47.36         $49.30         $51.70
       Low                                                                    $42.55         $41.28         $42.55         $35.65
       Close                                                                  $46.54         $44.00         $46.54         $44.00
   Book Value                                                                 $21.90         $20.03         $21.90         $20.03

KILOWATTHOURS SOLD
Millions

   Regulated Utility
       Retail and Municipals
           Residential                                                         300.3          297.4        1,100.4        1,101.6
           Commercial                                                          329.3          339.9        1,335.2        1,326.8
           Industrial                                                        1,776.5        1,823.0        7,205.6        7,129.8
           Municipals                                                          226.5          220.0          910.5          877.3
           Other                                                                19.3           19.9           78.7           79.1
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                Total Retail and Municipals                                  2,651.9        2,700.2       10,630.4       10,514.6
       Other Power Suppliers                                                   548.0          276.7        2,152.9        1,141.6
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                Total Regulated Utility                                      3,199.9        2,976.9       12,783.3       11,656.2
   Nonregulated Energy Operations                                               59.1          361.7          240.4        1,521.3
------------------------------------------------------------------------------------------------------------------------------------
                Total Kilowatthours Sold                                     3,259.0        3,338.6       13,023.7       13,177.5
------------------------------------------------------------------------------------------------------------------------------------

REAL ESTATE

   Town Center Development Project
       Commercial Square Footage Sold                                         36,976              -        401,971        643,000
       Residential Units                                                         231              -            773              -
   Palm Coast Park Development Project
       Residential Units                                                           -              -            200              -
   Other Land
       Acres Sold                                                                 24             44            732          1,102
       Lots Sold                                                                   -              -              -              7
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

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ALLETE NEWS RELEASE                                                       PAGE 5
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NON-GAAP FINANCIAL MEASURES

ALLETE prepares financial statements in accordance with accounting principles generally accepted in the United States (GAAP). Along with this information, ALLETE discloses and discusses certain non-GAAP financial information in its quarterly earnings releases, on investor conference calls, and during investor conferences and related events. Management believes that non-GAAP financial data supplements ALLETE's GAAP financial statements by providing investors with additional information which enhances the investors' overall understanding of ALLETE's financial performance and the comparability of its operating results from period to period. The presentation of this additional information is not meant to be considered in isolation or as a substitute for ALLETE's results of operations prepared and presented in accordance with GAAP.

Financial results for 2005 were significantly impacted by the following transactions:

  - A $50.4 million after tax, or $1.84 per share, charge due to the assignment of the Kendall County power purchase agreement to Constellation Energy Commodities;
  - A $3.7 million, or $0.13 per share, current tax benefit due to a positive resolution of income tax audit issues; and
  - A $2.5 million, or $0.09 per share, deferred tax benefit due to comprehensive tax planning initiatives.

Since these transactions significantly impacted the financial results from continuing operations in 2005, ALLETE believes that for comparative purposes and a more accurate reflection of its ongoing operations, it is useful to present diluted earnings per share from continuing operations for each applicable period excluding the impact of these items. The table below reconciles actual reported diluted earnings per share from continuing operations to the adjusted results that exclude these transactions in the respective periods.

                                                                                  QUARTER ENDED                 YEAR TO DATE
                                                                                   DECEMBER 31,                  DECEMBER 31,
                                                                               2006           2005           2006           2005
------------------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE OF COMMON STOCK
   Continuing Operations                                                      $0.82          $0.88          $2.77          $0.64
      Add:   Kendall County Charge                                                -              -              -           1.84
      Less:  Positive Resolution of Tax Audit Issues                              -           0.13              -           0.13
             Tax Planning Initiatives                                             -           0.09              -           0.09
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                                                                              $0.82          $0.66          $2.77          $2.26
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

[THIS EXHIBIT HAS BEEN FURNISHED AND SHALL NOT BE DEEMED "FILED" FOR PURPOSES OF
SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934, NOR SHALL IT BE DEEMED INCORPORATED BY REFERENCE IN ANY FILING UNDER THE SECURITIES ACT OF 1933, EXCEPT AS SHALL BE EXPRESSLY SET FORTH BY SPECIFIC REFERENCE IN SUCH FILING.]